Exhibit 10.9

April 30, 2019

Nicholas Hawkins

[address]

[address]

Re:    Terms of Separation

Dear Nick:

I appreciated the time you spent speaking with me about the terms of your separation from Corsair Memory, Inc. (the “Company”). This letter confirms the agreement between you and the Company concerning the terms of your separation and offers you the Separation Compensation we discussed in exchange for a release of claims.

1.    Separation Date: November 7, 2019 is your last day of employment with the Company (the “Separation Date”). Effective no later than the Separation Date, you shall resign from your position as an officer and/or director from Corsair Group (Cayman) L.P. and all of its direct and indirect subsidiaries.

2.    Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on November 7, 2019, we provided you a final paycheck in the amount of $34,718.56 for all wages, salary, bonuses, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts.

3.    Separation Compensation: In exchange for your agreement to the waiver of claims set forth in paragraph 7 below, and your continued employment through the Separation Date in accordance with the terms of this agreement, the Company agrees to: (a) pay you a total of $410,000.00 less applicable state and federal payroll deductions and withholdings, which constitutes one year at your current base pay at $410,000 annually; (b) pay you a bonus payment in the amount of $246,000.00 less applicable state and federal payroll deductions and withholdings, which constitutes payment at target of 60%; (c) provide you a lump sum payment of $18,463.49 which is our estimate of the total premium amounts needed to continue your existing health insurance coverage under COBRA for twelve (12) months; (d) accelerate the vesting of your second tranche of options (of five) from the grant dated August 28, 2017 with approval from the General Partner; and (e) extend the exercise period of your vested options for one year from the Separation Date with approval from the General Partner. The payments described in (a), (b) and (c) (collectively, the “Separation Compensation”) above will be made on the first administratively feasible payroll after the Separation Date of this agreement. By signing below, you acknowledge that you are receiving the Separation Compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this agreement (including the Second Agreement) and that you would not otherwise be entitled to the Separation Compensation.

4.    Unit Repurchase. It is acknowledged and agreed that (a) you did not waive your rights under the limited partnership agreement of Corsair Group (Cayman), LP (“Corsair Group”) to participate on a pro rata basis in the recent sales by an affiliate of the Investment Management Corporation of Ontario of certain of its units in Corsair Group and (b) Corsair Group will, directly or indirectly, repurchase 40% of your units in Corsair Group at a price per unit of $3.25 at the time of agreement, and 60% of the units at $3.66 at the Separation Date, with approval from the General Partner.

5.    Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property and data of the Company of any type whatsoever that has been in your possession or control.

6.    Confidential Information: You hereby acknowledge that you are and will remain bound by the attached Employee Proprietary Information Agreement dated January 1, 2009, and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone, however, no provision of this agreement prohibits you from sharing information with governmental agencies or if otherwise compelled by law. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof. The Company reserves the right to withhold the Separation Compensation set forth in paragraph 3 above, unless and until you return to the Company all Company property and Proprietary Information in your possession or control. The Company will make best efforts to delete any non-company related folders and files you designate.

7.    Waiver of Claims: The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. You hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the foregoing, (a) this waiver and release of claims does not extend to any rights which as a matter of law cannot be waived and released, (b) nothing in this agreement prevents or precludes you from filing an administrative charge under any applicable statute, or participating in any investigation conducted by a government agency; however, in any such investigation or proceeding, you agree that you will not accept monetary relief of any kind, except you may accept any award offered under a federal or state bounty program. Furthermore, nothing in this agreement prevents or precludes you from asserting any claims that arise after you execute this agreement.

The Company reserves the right, at its sole discretion, to require you to execute a second release agreement in a form similar to this agreement provided to you on or about your last day of employment covering any claims of the same nature as those released through this agreement that may have arisen during the period subsequent to your return of this agreement and the date that you return the second release, to the extent permitted by law (“Second Agreement”). The 21-day review and 7-day revocation periods set forth herein will also apply to any second release agreement you may be required to sign. You acknowledge that the Separation Compensation described herein shall serve as adequate consideration for this agreement and the second release.

You will not be eligible for the Separation Compensation if (a) your employment is terminated for cause on or before the Separation Date, (b) you revoke this Agreement pursuant to paragraph 16 below, and/or (c) you fail to execute or revoke the Second Agreement (should the Company provide one to you). In the event that you execute a Second Agreement, you will receive the Separation Compensation on the next practical payroll date after the effective date of the Second Agreement.

8.    Cooperation. Following your Separation Date, you hereby agree that you will reasonably cooperate with the Company and their representatives in connection with any action, investigation, proceeding, litigation or otherwise with regard to matters in which you have knowledge as a result of your employment with the Company. Corsair will use reasonable business efforts, whenever possible, to provide you with reasonable advance notice of its need for assistance and will attempt to coordinate with you the time and place at which such assistance is provided to minimize the impact of such assistance on any other material and pre-scheduled business commitment that you may have. The Company will reimburse you for the reasonable out-of-pocket expenses incurred by you in connection with such cooperation any additional compensation will be at the Company’s discretion and consistent with applicable law.

9.    Nondisparagement: (a) You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. (b) The Company will instruct the following individuals not to disparage you in any written oral statement, the Company’s: Chief Executive Officer, Chief Operating Officer and Chief Human Resources Officer.

10.    Legal and Equitable Remedies: You-and the Releasees (together, the “Parties”) will have the right to enforce this agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the Parties may have at law or in equity for breach of this agreement.

11.    Attorneys’ Fees: If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

12.    Confidentiality: The contents, terms and conditions of this agreement must be kept confidential by you and may not be disclosed except to your accountant or attorneys or pursuant to subpoena or court order. The Parties agree that if either Party is asked for information concerning this agreement, they will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this agreement. No provision of this agreement prohibits you from sharing information with governmental agencies or if otherwise compelled by law.

13.    No Admission of Liability: This agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

14.    Entire Agreement: This agreement, the Employee Proprietary Information Agreement and the Unit Award Agreement and the exhibits thereto, each executed by you, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral

15.    Modification: It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement.

16.    Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this agreement and you are hereby advised to consult with an attorney prior to signing this agreement. You also understand you may revoke this agreement within seven (7) days of signing this document and that the Separation Compensation to be provided to you pursuant to paragraph 3 above will be provided only after the eighth day following the date you sign this agreement (“Effective Date”).

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

/s/ Andrew Paul

Andrew Paul
Corsair Memory, Inc.

READ, UNDERSTOOD AND AGREED:

Signature:	/s/ Nicholas Hawkins	Date: April 30, 2019
Nicholas Hawkins

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